Exhibit 10.2

[First Security Bank Letterhead]

September 15, 2005

R. Douglas Hutcherson
2101 Brevard Court
Lexington, Kentucky 40513

Dear Doug:

We are parties to a certain Employment Agreement (herein so called), dated December 1, 2003, pursuant to which you are employed as the President and CEO of First Security Bancorp, Inc. and First Security Bank of Lexington, Inc. Capitalized terms used herein that are defined in that Employment Agreement have the meanings given them in the Employment Agreement.

As you know, the Nomination, Compensation & Corporate Governance Committee of the Board of Directors is in the process of reviewing the severance arrangements of our executive officers. In the course of our review, we determined the following revisions/clarifications to your Employment Agreement are appropriate:

Section 3.B.: We have not implemented the split dollar life insurance arrangements contemplated by your Employment Agreement and agree to eliminate this requirement from your Employment Agreement. In place of this requirement, Bank has obtained life insurance benefits for you and agrees to continue to provide you life insurance benefits in the amount of $250,000, as currently in place, during the term of your Employment Agreement.

Section 5: The stock options granted to you pursuant to your Employment Agreement are subject to the terms and conditions of the Stock Award Plan. To the extent the Board of Directors, or committee administering the Stock Award Plan, accelerates or adjusts outstanding options granted under the Stock Award Plan, in accordance with the terms of the Stock Award Plan, your options shall be accelerated and adjusted accordingly. Nothing in this paragraph shall be construed in a way that would cause the proportion of your options to decrease, except for an issuance of new shares by Bank.

Section 6.A.: If Bank terminates your Employment Agreement, and your employment thereunder, pursuant to Section 6.A. of the Employment Agreement prior to a Change of Control, you will be entitled to severance pay under Section 8.A., in accordance with Section 8, subject to compliance with the continuing covenants under Sections 9 and 10. If Bank terminates the Employment Agreement, and your employment thereunder, pursuant to Section 6.A. of the Employment Agreement at or after a Change of Control, you will be entitled to severance pay under Section 8.B., in accordance with Section 8, subject to compliance with the continuing covenants under Sections 9 and 10. You will not be entitled to severance pay under both 8.A. and 8.B.

Section 6.D. and Section 8: In order to comply with the American Jobs Creation Act of 2004 (“AJCA”), we agree to amend the definition of a “Change of Control” under the Employment Agreement and the severance pay arrangements as set out in Exhibit A attached hereto. Bank also agrees that it will abide by the rabbi trust provisions set forth in Exhibit A.

Section 8.D.: You and the Bank acknowledge that the discretion permitted the Bank in Section 8.D. may be prohibited by the AJCA. In consideration of the amendments made to your Employment Agreement, and to have a definitive agreement, you agree to the Release set forth in Exhibit A. In exchange therefore, Bank agrees to eliminate the provision regarding discretion.

Section 9: Bank acknowledges that it may be necessary, if you are a “key employee” at the time an amount is payable to you pursuant to Section 8 of the Employment Agreement, to delay a portion of your payment for six (6) months. Bank agrees that only that part of your severance package and those payments that must be delayed under the AJCA will be delayed and that all other payments and benefits will be as provided in the Employment Agreement prior to the enactment of the AJCA. As a specific example, though not limited to this example, Bank agrees that the “Non-compete Term” described in Section 9.A. shall commence at the time of your termination of employment and shall not be extended an additional six (6) months.

To evidence your agreement to the foregoing, please sign this letter in the space provided below. Upon your execution of this letter, the foregoing terms and Exhibit A will become a part of your Employment Agreement and your Employment Agreement will be deemed to be modified accordingly.

Sincerely yours,

FIRST SECURITY BANK OF LEXINGTON, INC.

By  /s/ Julian E. Beard
                                    Julian Beard, Chairman

FIRST SECURITY BANCORP, INC.

By  /s/ Julian E. Beard
                                    Julian Beard, Chairman

Agreed:

/s/ R. Douglas Hutcherson                          Date: September 15, 2005
R. Douglas Hutcherson

15167168.1

EXHIBIT “A” TO
LETTER AGREEMENT FOR R. DOUGLAS HUTCHERSON

Effective September 15, 2005, the following additional provisions are added to and made a part of the Letter Agreement (and the Employment Agreement) between R. Douglas Hutcherson and First Security Bancorp, Inc. and First Security Bank of Lexington, Inc. To the extent the provisions set forth in this Exhibit A are contrary to the provisions in the Employment Agreement, the provisions in this Exhibit A shall control.

1.	Change in Control Provisions.

a.
For purposes of this Section 1, except for 1.b.(ii)(B), “Company” shall mean, with respect to a particular transaction, one of the following: (i) First Security Bancorp, Inc. and First Security Bank of Lexington, Inc. (“Bank”); (ii) any entity that owns more than fifty percent (50%) of the total fair market value and total voting power of the Bank (“Majority Shareholder”); or (iii) any entity in a chain of entities in which each entity is a Majority Shareholder of the next entity in the chain, with one entity in the chain ultimately being a Majority Shareholder of the Bank. For the purposes of 1.b.(ii)(B), the Company shall mean of the entities listed in the immediately preceding sentence, only that entity that has no corporate Majority Shareholder.

b.
For purposes of this Section 1, “Person” shall mean (i) any person, or (ii) a group of more than one person where the surrounding circumstances demonstrate that the persons are acting as a group. Without limiting the generality of the foregoing, persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

c.	For the purposes of this Section 1, “Gross Fair Market Value” shall mean the value of an asset (or assets) determined without regard to any liabilities associated with the asset (or assets).

d.
For purposes of this Letter Agreement and the Employment Agreement, “Change in Control” shall be interpreted and applied in accordance with Code Section 409A and any and all guidance issued, now or hereafter, with respect thereto by the United States Department of the Treasury.

e.	A “Change in Control” shall occur when:

i.
There is a change in ownership in the Company. A “change in ownership” shall occur when a Person acquires ownership of more than fifty percent (50%) of the fair market value or voting power of the Company, provided: (A) the fifty percent (50%) ownership calculation takes into consideration stock previously held by the Person; (B) if a Person already owns more than fifty percent (50%) of the fair market value or voting power of the Company, the Person’s acquisition of more stock shall not trigger a change in ownership; and (C) a change in ownership shall not occur if there is no stock in the Company outstanding after the transaction that results in the transfer of stock; or

iii.
There is a change in the effective control of the Company. A “change in effective control” shall occur when, within a twelve month period: (A) a Person who does not already own thirty-five percent (35%) of the Company acquires thirty-five percent (35%) or more of the total voting power of the Company; or (B) the majority of the Company’s directors are replaced, but only if the replacement is hostile—that is, the change in the majority is not endorsed by a majority of the corporate directors in place immediately prior to the replacement; or

iv.
There is a transfer of a substantial portion of corporate assets. A “transfer of a substantial portion of corporate assets” occurs when a Person acquires, within a twelve-month period, Company assets having a Gross Fair Market Value equal to forty percent (40%) or more of the total Gross Fair Market Value of Company assets owned prior to such acquisition(s); provided, however, a transfer of a substantial portion of corporate assets does not occur if the Company transfers ownership of assets to (A) a Person who is a shareholder of the Company immediately prior to the asset transfer in exchange for or with respect to the shareholder’s stock; (B) an entity of which Company owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power; (C) a Person who owns fifty percent (50%) or more of the total value or voting power of the Company; or (D) an entity of which fifty percent (50%) or more of the total value or voting power is owned, directly or indirectly, by a Person who owns 50% or more of the total value or voting power of the Company. For purposes of this Section 1.e.(iii), except as otherwise provided, a Person’s status is determined immediately after the transfer of the assets.

2.
Springing Rabbi Trust. Notwithstanding anything in this Letter Agreement or the Employment Agreement (or the Trust Agreement) to the contrary, upon a Change in Control, if you are a “key employee” (as defined in Code section 416(i)) so that your payout (as described in Section 8 of the Employment Agreement) is delayed as described in Section 4 of this Letter Agreement, to the extent so doing does not foul any grandfathering of your severance benefits, the Bank shall (i) establish a trust (if not already established) as described in subsection b. below, and (ii) maintain in the Trust an amount of money which is at all times at least equal to its obligations under this Letter Agreement and the Employment Agreement to you (as well as any other key employee with a similar agreement), by making sufficient contributions to the Trust, immediately upon such Change in Control in an amount equal to the Bank’s total liabilities to you and all other key employees.

a.
The obligation of the Bank to provide benefits pursuant to this Letter Agreement and the Employment Agreement shall be the sole unsecured promise of the Bank with respect to this Letter Agreement and the Employment Agreement. Notwithstanding the foregoing, prior to any Change in Control, the Bank may establish a trust, pursuant to a Trust Agreement, for the purpose of setting aside funds to provide for the payment of benefits under this Agreement. However, the assets of the Trust shall at all time remain subject to the claims of the general creditors of the Bank, and you shall not have any claim or right with respect to the assets held in the Trust, except to the extent that you are a general creditor of the Bank.

b.	For purposes of this Section 2, the following words and phrases shall have the following meanings:

i.
Trust: The revocable grantor/rabbi trust established by the Bank for purposes of making payments under certain of the Bank’s nonqualified plans of deferred compensation. The Bank shall have the discretion to determine whether or not a Trust shall be established in connection with any agreement or nonqualified plan, including this Letter Agreement and the Employment Agreement; provided, however, in the event of a Change in Control, such discretion shall be removed from the Bank, and a Trust shall be established (if not already in existence) and fully funded in accordance with this Section 2.

ii.
Trust Agreement: An agreement entered into between the Trustee and the Bank providing for trust services in connection with a grantor trust that may be established in connection with this Letter Agreement. As of the effective date of this Letter Agreement, the Trust Agreement is First Security Bancorp, Inc. Key Employee Trust, effective ___________, and as may be amended from time to time.

iii.
Trustee: That corporate entity having trust powers that is appointed by the Bank prior to a Change in Control to perform trust services in connection with the Letter Agreement and the Employment Agreement, whose responsibilities shall be governed by the Letter Agreement and the Employment Agreement and by the Trust Agreement.

3.	Your Release.

a.
In consideration of the promises set forth herein, the sufficiency of which consideration is hereby acknowledged, you hereby release and forever discharge the Bank, and its directors, affiliates, officers, agents and employees, from any and all causes of action or claims of any type that you might have from the beginning of the world through the date of your execution of this Letter Agreement, arising or which could have arisen out of your employment relationship with the Bank, including but not limited to causes of action or claims of any type arising under the Age Discrimination In Employment Act of 1967, 29 USC §626 et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 USC §2000e et seq. (“Title VII”), the Civil Rights Act of 1866, 42 USC §1981, the National Labor Relations Act, 29 USC §151 et seq., the Fair Labor Standards Act, 29 USC §201 et seq., the Americans With Disabilities Act, 42 USC §12101 et seq. (“ADA”), the Employee Retirement Income Security Act of 1974, 29 USC §1001 et seq., the Kentucky Human Rights Act, and any other Federal, state or local statute, law, ordinance, regulation or order that may give rise to any cause of action including, but not limited to, claims of age or sex discrimination or breach of contract and claims for back pay, earned or accrued vacation pay, bonus, earned commissions, damages and any other relief or remedy at law or at equity. You further covenant and agree never to institute directly or indirectly or to participate in (unless otherwise required by law) any action or proceeding of any kind against the Bank, its directors, affiliates, officers, agents and employees, based on or related to your employment relationship with the Bank, including, but not limited to, an action asserting that the Bank discriminated against you on the basis of age or sex or an action asserting breach of contract, it being understood that there is no intent herein to interfere with the Equal Employment Opportunity Commission’s right to enforce Title VII, the ADA, or the ADEA.

b.
The Letter Agreement and the Employment Agreement are a full, complete and final settlement by you of any and all claims, actions, causes of action, damages or costs against the Bank resulting from or pertaining to your employment with the Bank.

c.
The Letter Agreement and the Employment Agreement shall supersede and replace any and all prior written or oral agreements previously entered into between the you and the Bank and such prior agreements shall be null and void and of no consequence.

d.
You shall have up to twenty-one (21) days from the date the Letter Agreement is presented to you to sign the Letter Agreement. If you sign the Letter Agreement, you shall have seven (7) days from the date you sign the Letter Agreement to revoke the Letter Agreement. You shall not be entitled to any benefits contained herein until the seven (7) day revocation period has expired. This Letter Agreement was presented to you on September 13, 2005.

e.
Except to the extent required to be disclosed by state or federal securities law, the Letter Agreement and Employment Agreement and all their terms and provisions are strictly confidential and shall not be divulged or disclosed in any way to any person other than your spouse and legal counsel if you so desire, and you will protect the confidentiality of the Letter Agreement and the Employment Agreement in all regards. Should you choose to divulge the terms and conditions of the Letter Agreement and Employment Agreement to your spouse or legal counsel, you shall ensure that they will be similarly bound to protect their confidentiality and that a breach of this paragraph by your spouse or legal counsel shall be considered a breach of this paragraph by you.

f.
You and the Bank have executed the Letter Agreement voluntarily, with full knowledge of its significance. Both parties have had full opportunity to consult their respective legal counsel, as well as other persons of their choosing, before executing the Letter Agreement. You acknowledge that you have carefully read the entire Letter Agreement, that a copy of the Letter Agreement was available to you prior to execution, that you know and understand the provisions of the Agreement, and that you have signed the Letter Agreement as your own free act and deed.

4.
Intent to Comply with American Jobs Creation Act. To the extent that this Letter Agreement and the Employment Agreement are considered a deferred compensation plan, as contemplated by Code Section 409A, this Section 4 shall apply. It is intended that this Letter Agreement and the Employment Agreement shall comply with Code Section 409A and all provisions contained herein shall be read and construed to so comply.

a.
All deferrals of compensation with respect to your service performed after December 31, 2004, and as described in this Letter Agreement and the Employment Agreement, shall be governed by the terms of this Section 4.

b.
To the extent so required, any deferral election made by you or deemed to be made by you, with respect to compensation payable on services performed in a calendar year shall be made before the end of the preceding calendar year; provided, that in the case of performance-based compensation, the deferral election may be made not later than 6 months before the end of the performance period. You shall be considered to have made all deferral elections under this Letter Agreement and the Employment Agreement in accordance with the preceding sentence, and shall not be permitted nor deemed to be permitted to modify any deferral election.

c.	Bank will not accept transfers under this Letter Agreement or the Employment Agreement from any other nonqualified deferred compensation plan in which you might participate.

d.
No rabbi trust that might be used to pay amounts due under this Letter Agreement or the Employment Agreement, nor the assets held by such trust, shall be located outside the United States. In addition, no such trust shall provide for the assets thereof to become restricted to the provision of benefits under the Agreement, or distributed to you, as a result of a change in the financial health or condition of the Bank. Nothing herein shall be construed to require the Bank or entitle you to have amounts due him under this Agreement paid from a rabbi trust.

e.
In the event that you are considered to be a key employee (as defined in §416(i) of the Code without regard to paragraph (5) thereof), distribution to you may not be made earlier than the date which is 6 months after your termination of employment. The preceding sentence shall not apply to the extent that none of the stock of the Bank is publicly traded on an established securities market or otherwise.

f.
The timing of any distributions pursuant to your deferral election, if any, shall not be accelerated. Notwithstanding anything contained in this Section 4, you shall not be permitted to alter the payment of your severance pay.

15167168.1